Exhibit 10.17

WHAT’S HERE? The AllPosters.com Affiliates Program Operation Agreement

This Agreement contains the complete terms and conditions that apply to an individual’s or entity’s participation in the AllPosters.com Affiliates Program (the “Program”).
As used in this Agreement, “we” means AllPosters.com, and “you” means the applicant. “Website” means a World Wide Website and, depending on the context, refers either to AllPosters.com’s Website located at the URL http://www.allposters.com , or to the Website that you will link to our Website (and which you will identify in your Program application).

1.	Enrollment In The Program

To begin the enrollment process, you will submit a complete Program application via our Website. We will evaluate your application in good faith and will notify you of your acceptance or rejection. We may reject your application if we determine (at our sole discretion) that your Website is unsuitable for the Program. Unsuitable sites include those that:

Promote violence
Promote discrimination based on race, sex, religion, nationality, disability, sexual orientation, or age
Promote illegal activities
Include “allposters” or variations or misspellings thereof in their domain names
Otherwise violate intellectual property rights

If we reject your application, you are welcome to reapply to the Program at any time. You should also note that if we accept your application and your Website is thereafter determined (at our sole discretion) to be unsuitable for the Program, we may terminate this Agreement.

2.	Links On Your Website
Once you have been notified that your Website has been accepted into the Program, you may provide on your Website one or more of the following types of links to our Website:
Product Links Category Links

Search Box Link General Link To AllPosters.com Home Page

We will provide you with guidelines and graphical artwork to use in linking to our home page. To permit accurate tracking, reporting, and commission fee accrual, we will provide you with special “tagged” link formats to be used in all links between your Website and our Website. You must ensure that each of the links between your Website and our Website properly utilizes such special link formats. Links to our Website placed on your Website pursuant to this Agreement and which properly utilize such special link formats are referred to as “Special Links.” You will only earn commission fees with respect to activity on our Website occurring directly through Special Links: we will not be liable to you with respect to any failure by you to use Special Links, including to the extent that such failure may result in any reduction of amounts which would otherwise be paid to you pursuant to this Agreement. You will, however, earn commission fees with respect to all product purchases on our Website once from that “tagged” link.

In addition, you may not:

(a) Use all existing or future software products and services (including without limitation any computer programming code that is an add-on or bundled with any browser or other host application) that will replace, intercept, interfere, hinder, disrupt or otherwise alter in any manner the Web user’s access, view or usage of, or other aspect of the Web user’s experience at any AllPosters Affiliate Websites in a manner that causes or otherwise results in a different experience from what was otherwise intended by AllPosters Affiliates;

(b) Use all existing or future software products and services that will block, alter, direct, redirect, substitute, insert, append itself to, or otherwise intercept or interfere in any manner with any click through or other traffic-based transaction that originated from AllPosters Affiliates with the result of reducing any compensation or other payment earned by or owing to AllPosters Affiliates.

(c) In addition, you may not purchase, register, or bid any

 keywords, search terms or other identifiers that include the word “allposters” or variations thereof (for example “allposter”, “all posters”, “allposters.com”, etc.) for use in any search engine, portal, sponsored advertising service or other search or referral service. If we determine, in our sole discretion, that you have engaged in any of the foregoing activities, we may (without limiting any other rights or remedies available to us) withhold any referral fees otherwise payable to you under this Agreement and/or terminate this Agreement.

If we determine, in our sole discretion, that you have engaged in any of the foregoing activities, we may (without limiting any other rights or remedies available to us) withhold any referral fees otherwise payable to you under this Agreement and/or terminate this Agreement.

3.	Order Processing

We will process product orders placed by customers who follow special links from your Website to our Website. We reserve the right to reject orders that do not comply with any requirements that we periodically may establish. We will be responsible for all aspects of order processing and fulfillment. Among other things, we will prepare order forms; process payments, cancellations, and returns; and handle customer service. We will track sales made to customers who purchase products using special links from your Website to our Website and will make available to you reports summarizing this sales activity. The form, content, and frequency of the reports may vary from time to time at our discretion.

4.	Commission Fees

We will pay you (in accordance with Sections 5 and 6 below) commission fees on certain Product sales to third parties. For a Product sale to be eligible to earn a commission fee, the customer must follow a Special Link from your Website to our Website, select and purchase the Product using our automated ordering system, accept delivery of the Product at the shipping destination, and remit full payment to us.

5.	Commission Fee Schedule

You will earn commission fees based on qualifying revenues according to commission fee schedules to be established by us. “Qualifying revenues” are revenues derived by us from our sales of qualifying products including posters, prints, photos, photo books, lobby cards, mounting and framing. “Qualifying revenues” do not include shipping & handling, gift-wrapping, taxes, and service charges.

AllPosters.com pays monthly commissions on a sliding scale. At the end of each month we will add all of your sales together for that month and arrive at your commission percentage for the month according to this commission fee schedule:

Total Sales/Month	Commission Percentage
Less than $500	25%
$500 to $2000	26%
$2000 to $5000	27%
$5000 to $10,000	28%
$10,000 to $20,000	29%
$20,000 and up	30%

Each time you refer a visitor to AllPosters.com and they complete a purchase, you earn commission on that sale. If the visitor does not purchase immediately, but comes back within 10 days and purchases, we still credit you with the sale.

AllPosters.com will also pay you commission on sales made by all Websites you recruit to the AllPosters.com Affiliates Program. To qualify, the Websites you recruit must reference your Account Number or Website ID when they fill out our Affiliates Program application. This reference can be made manually whereby the applicant enters your Account Number or Website ID into the field marked “Referrer Account Number or Website ID” on the Affiliates Application or automatically using our recruitment banners that contain special links.

For each Website you recruit, you will earn:

1. $2.00 when they establish a valid link to AllPosters.com 2. $3.00 when they make their 1st sale 3. $5.00 when they make their 2nd sale 4. Plus 5% of every sale they make for life

Affiliates may not sign-up Websites owned by them or beneficially owned by them.

Affiliates that sign-up for the AllPosters.com Affiliates Program must have a valid URL that they are responsible for.

Affiliates may not directly or indirectly offer any person or entity any consideration or incentive to sign up

Websites to the AllPosters.com Affiliates Program.

If we determine, at our sole discretion, that you are abusing the system in the manner stated above, we may (without limiting any other rights or remedies available to us) withdraw your participation and withhold any commission fees payable to you for Websites you recruit.

6.	Commission Fee Payment

We will pay you commission fees on a monthly basis. 30 days following the end of each calendar month, we will send you a check for the commission fees earned on your sales of Qualifying Products that were sold during that month, less any taxes that we are required by law to withhold. However, if the commission fees payable to you for any month are less than $20.00, we will hold those commission fees until the total amount due is at least $20.00 or (if earlier) until this Agreement is terminated. If a Product that generated a commission fee is returned by the customer, we will deduct the corresponding commission fee from your next monthly payment. If there is no subsequent payment, we will send you a bill for the commission fee.

7.	Policies And Pricing

Customers who buy products through this Program will be deemed to be customers of AllPosters.com. Accordingly, all of AllPosters.com’s rules, policies, and operating procedures concerning customer orders, customer service, and product sales will apply to those customers. We may change our policies and operating procedures at any time. For example, we will determine the prices to be charged for products sold under this Program in accordance with our own pricing policies. Product prices and availability may vary from time to time. Because price changes may affect products that you already have listed on your Website, you may not include price information in your product descriptions. We will use commercially reasonable efforts to present accurate information, but we cannot guarantee the availability or price of any particular product.

8.

Identifying Yourself As An Affiliate

We will make available to you a small graphic image that identifies your Website as a Program participant. You must display this logo or the phrase “In affiliation with AllPosters.com” somewhere on your Website. We may modify the text or graphic image of this notice from time to time. In addition, we encourage (but do not require) you to include a Special Link on your Website to the AllPosters.com home page at http://www.allposters.com .

You may not make any press release with respect to this Agreement or your participation in the Program without our prior written consent, which may be given or withheld in our sole discretion. Please review our Rules Regarding Affiliate Communications and Promotion. In addition, you may not in any manner misrepresent or embellish the relationship between us and you, or express or imply any relationship or affiliation between us and you or any other person or entity except as expressly permitted by this Agreement (including by expressing or implying that AllPosters.com supports, sponsors, endorses or contributes money to any charity or other cause).

9.	Limited License

We grant you a nonexclusive, revocable right to use the graphic image and text described in Section 8 and such other images for which we grant express permission, solely for the purpose of identifying your Website as a Program participant and to assist in generating product sales. You may not modify the graphic image or text, or any other of our images, in any way. We reserve all of our rights in the graphic image and text, any other images, our trade names and trademarks, and all other intellectual property rights. You agree to follow our Trademark Guidelines, as those guidelines may change from time to time. We may revoke your license at any time by giving you written notice.

In addition, we grant you a nonexclusive, worldwide right to reproduce and use all graphic images and other materials provided to you, solely for the purpose of creating Links connecting your Website to the AllPosters.com Website and promoting Products for sale. These product images must be served by AllPosters.com’s Website and cannot be used in any form other than the form provided by AllPosters.com.

10.	Responsibility For Your Website
You will be solely responsible for the development, operation, and maintenance of your Website and for all materials that appear on your Website. For example, you will be solely responsible for:

The technical operation of your Website and all related equipment

Creating and posting Product descriptions on your Website and linking those descriptions to our catalog

The accuracy and appropriateness of materials posted on your Website (including, among other things, all Product-related materials)

Ensuring that materials posted on your Website do not violate or infringe upon the rights of any third party (including, for example, copyrights, trademarks, privacy, or other personal or proprietary rights)

Ensuring that materials posted on your Website are not libelous or otherwise illegal

11.	Resale And Special Incentive Restrictions

You may not purchase products during sessions initiated through the links on your Website for resale or commercial use of any kind. This includes orders for customers or on behalf of customers. Such purchases may result (in our sole discretion) in the withholding of commission fees or the termination of this Agreement. Products that are eligible to earn commission fees under the rules set forth above are referred to as “Qualifying Products.”

In addition, you may not: (a) directly or indirectly offer any person or entity any consideration or incentive (including, without limitation, payment of money (including any rebate), or granting of any discount or other benefit) for using Special Links on your Website to access our Website (e.g., by implementing any “rewards” program for persons or entities who use Special Links on your Website to access our Website). If we determine, in our sole discretion, that you have offered any person or entity any such consideration or incentive, we may (without limiting any other rights or remedies available to us) withhold any commission fees otherwise payable to you under this Agreement and/or terminate this Agreement.

12.	Term Of The Agreement

The term of this Agreement will begin upon our acceptance of your Program Application and will end when terminated by either party. Either you or we may terminate this Agreement at any time, with or without cause, by giving the other party written notice of termination. Upon the termination of this Agreement for any reason, you will immediately cease use of, and remove from your Website, all links to our Website, product images from our database, and all AllPosters.com trademarks, trade dress and logos, and all other materials provided by or on behalf of us to you pursuant hereto or in connection with the Program. You are only eligible to earn commission fees on our sales of Qualifying Products occurring during the term, and commission fees earned through the date of termination will remain payable only if the related orders are not canceled or returned. We may withhold your final payment for a reasonable time to ensure that the correct amount is paid.

13.	Modification

We may modify any of the terms and conditions contained in this Agreement, at any time and in our sole discretion, by posting a change notice or a new agreement on our Website. Modifications may include, for example, changes in the scope of available commission fees, commission fee schedules, payment procedures, and Program rules. In the event of substantive changes to the terms of this agreement, you will be contacted by Email. Substantive changes include changes in the commission schedule, bonus rates for Websites you recruit, and commission rates for Websites you recruit. If any modification is unacceptable to you, your only recourse is to terminate this agreement. Your continued participation in the program following our posting of a change notice or new agreement on our Website will constitute binding acceptance of the change.

14.	Relationship Of Parties

You and we are independent contractors, and nothing in this Agreement will create any partnership, joint venture, agency, franchise, sales representative, or employment relationship between the parties. You will have no authority to make or accept any offers or representations on our behalf. You will not make any statement, whether on your Website or otherwise, that reasonably would contradict anything in this Section.
15.	Limitation Of Liability

We will not be liable for indirect, special, or consequential damages (or any loss of revenue, profits, or data) arising in connection with this Agreement or the Program, even if we have been advised of the possibility of such damages. Further, our aggregate liability arising with respect to this Agreement and the Program will not exceed the total commission fees paid or payable to you under this Agreement.

You hereby agree to indemnify and hold harmless AllPosters.com and its subsidiaries and affiliates, and their directors, officers, employees, agents, shareholders, partners, members, and other owners, against any and all claims, actions, demands, liabilities, losses, damages, judgments, settlements, costs, and expenses (including reasonable attorneys’ fees) (any or all of the foregoing hereinafter referred to as “Losses”) insofar as such Losses (or actions in respect thereof) arise out of or are based on (a) any claim that our use of the Affiliates Trademarks infringes on any trademark, trade name, service mark, copyright, license, intellectual property, or other proprietary right of any third party, (b) any misrepresentation of a representation or warranty or breach of a covenant and agreement made by you herein, or (c) any claim related to your Website, including, without limitation, content therein not attributable to us.

16.	Disclaimers

We make no express or implied warranties or representations with respect to the Program or any products sold through the Program (including, without limitation, warranties of fitness, merchantability, noninfringement, or any implied warranties arising out of a course of performance, dealing, or trade usage). In addition, we make no representation that the operation of our Website will be uninterrupted or error-free, and we will not be liable for the consequences of any interruptions or errors.

17.	Independent Investigation
YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT AND AGREE TO ALL ITS TERMS AND CONDITIONS. YOU UNDERSTAND THAT WE MAY AT ANY TIME (DIRECTLY OR INDIRECTLY) SOLICIT CUSTOMER REFERRALS

ON TERMS THAT MAY DIFFER FROM THOSE CONTAINED IN THIS AGREEMENT OR OPERATE WEBSITES THAT ARE SIMILAR TO OR COMPETE WITH YOUR WEBSITE. YOU HAVE INDEPENDENTLY EVALUATED THE DESIRABILITY OF PARTICIPATING IN THE PROGRAM AND ARE NOT RELYING ON ANY REPRESENTATION, GUARANTEE, OR STATEMENT OTHER THAN AS SET FORTH IN THIS AGREEMENT.

18.	Miscellaneous

This Agreement will be governed by the laws of the United States and the state of California, without reference to rules governing choice of laws. Any action relating to this Agreement must be brought in the federal or state courts located in San Francisco, California, and you irrevocably consent to the jurisdiction of such courts. You may not assign this Agreement, by operation of law or otherwise, without our prior written consent. Subject to that restriction, this Agreement will be binding on, inure to the benefit of, and enforceable against the parties and their respective successors and assigns. Our failure to enforce your strict performance of any provision of this Agreement will not constitute a waiver of our right to subsequently enforce such provision or any other provision of this Agreement.

Rules Regarding Affiliates Communications And Promotion

The following rules apply to any press release or other communication that you may want to issue in connection with your participation in the AllPosters.com Affiliates Program, as well as to any other promotion of your Website.

Press Releases And Other Communications (Including All Communications On Your Website Or Via Other Media)

A. Any communication must accurately identify that you are participating in the
“AllPosters.com Affiliates Program.”

B. Any communication must clearly and accurately describe the nature of your participation in the AllPosters.com Affiliates Program: your communication must not create confusion or misrepresent the nature of

your or any other
participant’s participation in the AllPosters.com Affiliates’ Program.

You may, without our prior consent, say the following in any communication: that you have become an AllPosters.com Affiliate, and/or that you have joined or become a member of the AllPosters.com Affiliates Program.

You must obtain our prior written consent to use any other description of your participation in the AllPosters.com Affiliates Program or of the program itself, which we may give or withhold at our sole discretion. If you seek such consent, please submit the entirety of your proposed press release to us by Email at affiliates@allposters.com for review.

Other Website Promotion

A. To protect the integrity of the reputation of AllPosters.com Affiliates as well as the
AllPosters.com brand name, you may not promote your Website via certain forms of indiscriminate advertising, commonly referred to as “spamming.” Accordingly, you may not promote your Website via postings to non-commercial newsgroups or cross—
postings to multiple newsgroups at once.

B. Notwithstanding the foregoing, you may promote your Website via mailings to recipients who are already customers or subscribers to your Website’s services, provided that the recipients have the option to remove themselves from future mailings. Further, you may promote your Website via newsgroup postings to newsgroups that specifically welcome commercial messages (when in doubt, consult the newsgroup FAQ or moderators to be sure that such a message is acceptable in that newsgroup).

C. In all promotion, you must clearly represent yourself and your Website as entities independent from AllPosters.com, AllPosters.com’s affiliated companies, the
AllPosters.com Website, and any of AllPosters.com’s

affiliated companies’ Websites.

D. Generally, in any forum or media, you must honor the advertising practices and restrictions that are commonly considered acceptable by its readers.

AllPosters.com, Inc., reserves the right at its sole discretion to modify the foregoing rules at any time. AllPosters.com, Inc., reserves the right to take action against any person or entity that does not conform to these rules.

Guidelines For Using The AllPosters.com™ Trademark These guidelines apply to your use of AllPosters.com™ (The “Trademark”) in materials which have been approved in advance by AllPosters.com, Inc.

1.     You may use the Trademark solely for the purpose authorized by AllPosters.com, Inc.

2.     You may not alter the Trademark in any manner. For example, you may not change the proportion, color, or font of the Trademark.

3.     You may not display the Trademark in any manner that implies sponsorship, endorsement by AllPosters.com, Inc. outside of your involvement in the Affiliates Program.

4.     You may not use the Trademark to disparage AllPosters.com, its products or services, or in a manner which, in AllPosters.com, Inc.’s reasonable judgement, may diminish or otherwise damage AllPosters.com, Inc.’s goodwill in the Trademark.

5.     The Trademark must appear by itself, with reasonable spacing (at least the height of the Trademark) between each side of the Trademark and other graphic or textual elements.

6.     You acknowledge that all rights to the Trademark are the exclusive property of AllPosters.com, Inc., and all goodwill generated through your use of the Trademark will inure to the benefit of AllPosters.com, Inc.

AllPosters.com, Inc. reserves the right in its sole discretion to modify these guidelines at any time.

AllPosters.com, Inc. reserves the right to take action against any use that does not conform to these guidelines.